                                                                  Exhibit 99.g

                           MANAGEMENT, UNDERWRITING &

                               SERVICING AGREEMENT




                                     Between






                           MCG FINANCE CORPORATION

                                  (as Owner)



                                      And



                            MCG CREDIT CORPORATION

                                 (as Manager)










                            Dated as of June 24, 1998

                                TABLE OF CONTENTS
                                -----------------
                                                                            Page
                                                                            ----
ARTICLE I. APPOINTMENT OF MANAGER ........................................   1
  1.1 APPOINTMENT AND ACCEPTANCE; NATURE OF RELATIONSHIP .................   1
  1.2 OWNERSHIP OF ASSETS ................................................   1
  1.3 COOPERATION IN GOOD FAITH ..........................................   2
  1.4 NO ADVANCES ........................................................   2

ARTICLE II. ASSETS SUBJECT TO AGREEMENT ..................................   2
  2.1 INITIAL ASSETS .....................................................   2
  2.2 ADDITIONAL ASSETS ..................................................   2

ARTICLE III. SERVICES OF MANAGER .........................................   2
  3.1 GENERAL ............................................................   2
  3.2 ASSET MANAGEMENT AND SERVICING .....................................   3
  3.3 PROSPECTING, UNDERWRITING AND ORIGINATION ..........................   3
  3.4 DILIGENT SERVICE ...................................................   4
  3.5 STANDARD OF CARE ...................................................   4
  3.6 LIMITATION ON AUTHORITY ............................................   4
  3.7 SEPARATE OPERATION .................................................   5
  3.8 POTENTIALLY CONFLICTING REPRESENTATIONS ............................   6

ARTICLE IV. BOOKS, RECORDS AND REPORTS ...................................   6
  4.1 BOOKS AND RECORDS ..................................................   6
  4.2 REPORTS ............................................................   7

ARTICLE V. PERSONNEL; THIRD PARTY CONTRACTS ..............................   7
  5.1 PERSONNEL ..........................................................   7
  5.2 THIRD PARTY CONTRACTS ..............................................   8
  5.3 DELEGATION OF DUTIES ...............................................   8

ARTICLE VI. COLLECTION ACCOUNT(S) AND PROCEEDS ...........................   9
  6.1 COLLECTION ACCOUNT(S) ..............................................   9
  6.2 DEPOSITS OF PROCEEDS ...............................................   9

ARTICLE VII. EXPENSES AND COMPENSATION ...................................   9
  7.1 EXPENSE REIMBURSEMENT ..............................................   9
  7.2 ORIGINATION AND INCENTIVE FEES .....................................  10

ARTICLE VIII. INDEMNIFICATION ............................................  10
  8.1 INDEMNIFICATION ....................................................  10

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                                                                           Page
                                                                           ----

ARTICLE IX. OWNER'S INSURANCE ............................................  12
  9.1 OWNER'S LIABILITY INSURANCE ........................................  12

ARTICLE X. GOVERNING LAW .................................................  12
  10.1 GOVERNING LAW .....................................................  12

ARTICLE XI. TERM OF AGREEMENT; TERMINATION ...............................  12
  11.1 TERM OF AGREEMENT .................................................  12
  11.2 TERMINATION BY MANAGER ............................................  12
  11.3 TERMINATION BY OWNER ..............................................  13

ARTICLE XII. CERTAIN DEFINITIONS .........................................  13

ARTICLE XIII. MISCELLANEOUS ..............................................  16
  13.1 CONFIDENTIALITY ...................................................  16
  13.2 ASSIGNMENT ........................................................  17
  13.3 NOTICES ...........................................................  17
  13.4 SEVERABILITY ......................................................  18
  13.5 HEADINGS ..........................................................  18
  13.6 SURVIVAL ..........................................................  18
  13.7 AMENDMENTS; WAIVER ................................................  18
  13.8 ENTIRE AGREEMENT ..................................................  19
  13.9 EXPENSES ..........................................................  19
  13.10 CONTINUING COOPERATION ...........................................  19
  13.11 COUNTERPARTS .....................................................  19

         ATTACHMENTS

                  Attachment I - Initial Assets

                  Attachment 2 - Calculation of Incentive Fees

                                     -ii-
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                 MANAGEMENT, UNDERWRITING & SERVICING AGREEMENT


                  THIS MANAGEMENT, UNDERWRITING & SERVICING AGREEMENT (as amended and modified from time to time, this "Management Agreement" or "Agreement") is dated as of June 24, 1998, by and between MCG FINANCE CORPORATION, a Delaware corporation (including its successors and assigns, "Owner"), and MCG CREDIT CORPORATION, a Delaware corporation (including its successors and assigns, "Manager"). Each of Owner and Manager are referred to below individually as a "Party" and jointly as the "Parties".


                                  WITNESSETH:

                  WHEREAS, Owner wishes to engage and employ Manager to provide certain advisory and consultation services with respect to (a) the management, servicing and disposition of the Assets (as defined herein) and (b) the underwriting and origination of certain additional Assets; and
                                                           ---

                  WHEREAS, Manager is willing and has agreed to provide such services upon and subject to the terms and conditions set forth below;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Owner and Manager agree as follows:


                        ARTICLE I. APPOINTMENT OF MANAGER

                  1.1 Appointment and Acceptance; Nature of Relationship. Owner
                      --------------------------------------------------
hereby retains and appoints Manager as an independent contractor for the purpose of performing the services as described in this Management Agreement. Manager hereby accepts such appointment as an independent contractor and agrees to perform such services on the terms and conditions set forth herein. Manager shall be Owner's exclusive independent contractor for purposes of providing the services covered hereby with respect to the Assets, and Owner (unless Manager otherwise consents) will not appoint, engage, retain or otherwise contract with any other Person (other than employees) to provide any such services with respect to the Assets during the term of this Agreement. The relationship established under this Management Agreement between Owner and Manager is intended by the Parties to be one of independent contractor and not one of joint venture or partnership.

                  1.2 Ownership of Assets. The Parties acknowledge that (a)
                      -------------------
Owner will retain all title to, and the ownership and exclusive control of, the Assets and (b) Manager will not acquire any title to any of the Assets pursuant to the terms of this Management Agreement.

                  1.3 Cooperation in Good Faith. Each Party agrees that it will
                      -------------------------
deal with the other Party in good faith and in a commercially reasonable manner in all matters under this Agreement. This provision, however, shall not operate to preclude or inhibit either Party from the full exercise of its rights under this Agreement. Upon reasonable request by Manager, Owner shall execute and provide to Manager such limited powers of attorney and other documents and instruments as may be necessary or appropriate to enable Manager to perform the services in accordance with this Management Agreement.

                  1.4 No Advances. Notwithstanding anything to the contrary
                      -----------
herein, (a) in no event shall Manager have any obligation to advance any monies to, on behalf of or for the benefit of Owner for the payment of Reimbursable Expenses or otherwise, and (b) Manager shall not be deemed in any way to be in
                       ---
default in the performance of any obligation, duty or service hereunder if its failure to perform such obligation, duty or service is due to Owner's failure to provide funds for the applicable Reimbursable Expenses.


                     ARTICLE II. ASSETS SUBJECT TO AGREEMENT

                  2.1 Initial Assets. The Assets initially subject to this
                      --------------
Agreement (the "Initial Assets") are identified on Attachment 1 hereto.
                --------------

                  2.2 Additional Assets. Owner will from time to time add all of
                      -----------------
its new loans, investments and assets (the "Additional Assets") as Assets
                                            -----------------
subject to the coverage of this Management Agreement. Manager will maintain a current list or description of all Assets covered by this Agreement. Subject to the provisions of Section 7.2, the Assets subject to this Agreement shall also
                          ---
include all Proceeds that are not Cash Proceeds and any assets that may be added to or additional interests that may be acquired in respect of the Assets, such as additional participation interests, loans to facilitate the sale of Assets, claims in bankruptcy, and deficiency notes.


                        ARTICLE III. SERVICES OF MANAGER

                  3.1 General. Subject to the terms and conditions set forth
                      -------
herein, and without limiting the particularity of the following provisions of this Article, Manager agrees to provide Owner with (a) customary asset management and servicing services for the Assets, including assistance with respect to the collection, enforcement and disposition of the Assets, and (b)
                                                                      ---
customary underwriting and marketing services for potential new Assets. By entering into and performing this Management Agreement, however, Manager does not guarantee any return on or amount of collections from the Assets, and Manager shall not otherwise be responsible for the failure of the Assets to meet any projections of the Assets' performance or value.

                  3.2 Asset Management and Servicing. Subject to Sections 1.4
                      ------------------------------                      ---
and 3.5, Manager shall use commercially reasonable efforts to service and
    ---
administer all Assets in accordance with the terms of the Assets (and the documents relating thereto) and this Agreement. These services shall include (without limitation) the following:

                      (a) collecting and promptly (i.e., within one business day
                                                   ----
     of receipt) depositing into the Collection Account all payments received by Manager in respect of the Assets (except to the extent such amounts are due to Manager under Article 7); and

                      (b) assisting Owner (and, when appropriate, conducting on behalf of Owner) with the enforcement of Owner's rights and remedies in respect of the Assets; and

                      (c) assisting Owner (and, when appropriate, conducting on behalf of Owner) with the negotiation and implementation of modifications, amendments and waivers to the Assets; and

                      (d) monitoring compliance by the underlying obligors with the terms of the respective Assets; and

                      (e) assisting Owner in complying with the terms of the Custodial Agreement (so long as such Custodial Agreement is still in effect); and

                      (f) taking such other actions within Manager's reasonable control as are necessary to maintain perfection of Owner's security interests granted in the collateral for the Assets in material accordance with Owner's Credit Policies and Credit Standards; and

                      (g) undertaking such reviews, and obtaining such legal reviews, of the documents and agreements relating to the Assets as Manager in good faith may believe to be advisable to determine the enforceability thereof, if the same shall be in question; and

                      (h) exercising, or overseeing the exercise of, such remedies with respect to the Assets (and any collateral therefor) as Manager (in its business judgment) deems reasonably necessary to protect Owner's interest therein and to maximize the proceeds of any sale thereof, in each case in accordance with the relevant security agreements and applicable law; and

                      (i) providing Owner with such information relating to the Assets (and in such format) as the Owner may reasonably request from time to time in order to permit Owner to comply with its reporting requirements under the Credit Agreement.

                  3.3 Prospecting, Underwriting and Origination. Subject to
                      -----------------------------------------
Sections 1.4 and 3.5, Manager agrees to provide Owner with a full range of Asset
         ---     ---
origination services consistent with Owner's Credit Policies and Credit Standards. These services shall include (without limitation) the following:

                      (a) identifying and structuring prospective Assets to be purchased or originated by Owner; and

                      (b) conducting due diligence investigations, credit analyses and underwriting on behalf of Owner to verify that prospective Assets satisfy the credit criteria established by Owner and communicated to Manager from time to time; and

                      (c) negotiating the terms of such Assets, issuing appropriate term sheets and commitment letters therefor, and documenting and closing such Assets; and

                      (d) negotiating the terms of appropriate amendments, modifications, supplements, restatements, restructurings, refinancings or other documentation respecting Assets, and arranging for the execution and delivery of such documentation to the obligors under such Assets; and

                      (e) analyzing the terms under which Assets may be sold or otherwise disposed of, closing such transactions and investing and reinvesting the proceeds thereof, all as permitted by Owner's Credit Policies and Credit Standards.

                  3.4 Standard of Care. Manager (a) will use commercially
                      ----------------
reasonable efforts to diligently service and administer the Assets in accordance with this Management Agreement, and (b) will use commercially reasonable efforts
                                ---
to diligently provide underwriting and marketing services in accordance with this Management Agreement and (c) will conduct its services hereunder in
                          ---
compliance in all material respects with applicable laws to the extent non-compliance with such laws would have a material adverse effect on Owner or the Assets. In performing services hereunder, Manager shall give Owner the benefit of its commercially reasonable business judgment, efforts and facilities. Without limiting the foregoing, Manager shall also provide at least the same care, skill, prudence and diligence as would a commercially reasonable and prudent person with respect to transactions similar to those undertaken or to be undertaken by Manager on behalf of Owner as if Manager were a principal; provided, however, that neither Manager, nor any Affiliate of Manager, nor any
--------  -------
stockholder, director, officer, employee, agent, counsel or adviser of Manager or any Affiliate of the Manager (except to the extent otherwise expressly required by applicable law) shall have any liability, whether direct or indirect and whether in contract, tort or otherwise except as provided in Section 8(a)(ii). Manager may, with respect to the affairs of Owner, consult with counsel and accountants, in their capacity as such, selected by Manager with commercially reasonable care and shall be fully protected (unless prohibited by applicable law) in acting or failing to act hereunder if such action or inaction is taken or not taken in good faith by Manager in accordance with the advice or opinion of such counsel or accountants.

                  3.5 Limitation on Authority. Notwithstanding anything to the
                      -----------------------
contrary herein, Manager shall have no authority to:

                      (a) sell, pledge, encumber or otherwise transfer any Asset (although Manager may facilitate and negotiate the terms and conditions of such transactions on behalf of Owner); or

                      (b) accelerate the maturity of any Asset or otherwise exercise any material remedy with respect to any collateral therefor (including, without limitation, foreclosure actions or institution of litigation); or

                      (c) take any action pursuant to this Management Agreement with respect to the Assets that would knowingly cause Owner to violate in any material respect any prohibition imposed upon Owner with respect to such Assets under the Credit Agreement (except to the extent such actions are otherwise consented to under the Credit Agreement or the Credit Agreement is no longer in effect).

Owner reserves to itself the right to make dispositive and other material decisions relating to the Assets. Owner also understands that actions with respect to distressed assets often require prompt decisions to avoid adverse consequences. Accordingly, Owner agrees to promptly review and make decisions with respect to any matter required to be resolved by Owner under this Management Agreement. Manager shall have no responsibility for any adverse consequences of any such decision or any delay by Owner in making such requested decisions.

                  3.6 Separate Operation. Manager will take all commercially
                      ------------------
reasonable steps to enable Owner to continue its identity as a separate legal entity distinct from Manager. Manager, in addition, will make it apparent to third Persons that Owner is an entity with assets and liabilities distinct from those of Manager and that Owner is not a division of Manager. Without limiting the generality of the foregoing and notwithstanding anything to the contrary herein, Manager will use commercially reasonable efforts to:

                      (a) conduct, and cause Owner to conduct, its own business in its own name and to observe customary formalities (including maintenance of current minute books) separate from Owner; and

                      (b) allocate fairly and reasonably any costs and expenses for office space, equipment and employees shared with the Owner; and

                      (c) not commingle its assets with the assets of Owner and not maintain any joint bank accounts or other depository accounts with Owner; and

                      (d) otherwise maintain arm's-length relationships with Owner and enter into business transactions with Owner only on terms that are not less favorable to Owner than the terms that could have been obtained, under similar circumstances, from unaffiliated Persons; and

                      (e) not affirmatively take any action that would knowingly cause Owner to violate in any material respect any of the material separateness requirements imposed on Owner under Section 2.10 of the Credit
                                                              ----
     Agreement (so long as the Credit Agreement is still in effect).

                  3.7 Potentially Conflicting Representations. Owner
                      ---------------------------------------
acknowledges, agrees and consents that Manager from time to time may have other customers for whom Manager provides similar services to those provided to Owner hereunder and that some of such other customers of Manager from time to time may compete directly or indirectly with Owner for loans and investments. Owner also acknowledges, agrees and consents that Manager (and its Affiliates) from time to time may also provide similar services for loans, investments and assets as to which Manager (or an Affiliate thereof) has an ownership or principal interest. Notwithstanding anything in this Agreement to the contrary, however, Manager
---------------
will not originate or acquire (and will not assist other customers in originating or acquiring) loans within the Target Market that at the time the term sheet therefore is being negotiated such loan could have been originated under the terms of the Credit Agreement.

                     ARTICLE IV. BOOKS, RECORDS AND REPORTS

          4.1  Books and Records.
               -----------------

               (a) Accounts and Records. Manager will maintain, or will assist
                   --------------------
Owner in maintaining, records and accounts relating to the Assets that reflect, with respect to each Asset, (i) all items of income and expense allocable to the prospecting, underwriting, origination, management, servicing and disposition of such Asset (or prospective Asset), and (ii) information regarding the status of such Asset, including payment history, obligor reporting, and other relevant information, and (iii) such other information as Owner may reasonably request from time to time. Manager shall maintain and prepare all accounts required under this Management Agreement (or shall assist Owner in maintaining such accounts) in accordance with such cash accounting methodology as is used by Manager in connection with its other operations or as otherwise mutually acceptable to Owner and Manager. Such accounts shall be maintained based on the initial legal or principal balances of the Assets as are set forth on Attachment 1 hereto.

               (b) Accounting for Collections and Expenses. From time to time,
                   ---------------------------------------
at Owner's reasonable request and at Owner's expense, Manager will account for any funds received by Manager and any expenses imposed by Manager under the Management Agreement.

               (c) Right to Access and Inspect. At all times during the term of
                   ---------------------------
this Management Agreement and during the 180-calendar-day period following the expiration or termination of this Management Agreement, (i) Owner and its duly authorized agents, representatives, employees or regulators (at such times as Owner may reasonably request) may inspect, audit, and copy any of Manager's files and records relating to Owner's interest in the Assets or the services provided to Owner hereunder, and (ii) Manager will make its key management personnel reasonably available to Owner for purposes of discussing the affairs, finances and business of Manager relating to the Assets. So long as the Credit Agreement is in effect, Agent will have the same rights to inspect, audit and copy Manager's files and records and the same access to key management personnel as does Owner under the terms of this Management Agreement. At any time during the 180-calendar-day period following expiration or termination of this Management Agreement, Manager (at such times as Manager may reasonably request) shall also have the right to inspect, audit, and copy any of Owner's files and records relating to the Assets held by Owner or any Custodian. Each Party shall conduct the examination and copying rights provided in this Section at such Party's own expense and shall also pay the other Party's reasonable costs and expenses in complying with such request, including any use of the other Party's copiers and other facilities and any research assistance required by the other Party's employees.

                 (d) Proprietary Software. During the 180-calendar-day period
                     --------------------
following the expiration or termination of the Management Agreement, Manager will cooperate in good faith to provide Owner (at Owner's actual cost and expense and reasonable request) with access to any of Manager's proprietary software used to service the Assets in carrying out the provisions of this Management Agreement provided that Owner execute and deliver to Manager a
                     -------- ----
confidentiality agreement with respect to such software (in form and substance reasonably acceptable to Manager).

                 (e) Year 2000 Compliance. Manager has made an assessment of its
                     --------------------
microchip and computer-based systems and the software used in its business and based upon such assessment believes that it will be "Year 2000 Compliant" by January 1, 2000. For purposes of this Management Agreement, "Year 2000 Compliant" means that all software, embedded microchips and other processing capabilities utilized by the Manager, and material to the provision of services under this Management Agreement, are able to interpret, store, transmit, receive and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenarios in relation to dates in and after the Year 2000.

          4.2    Reports.
                 -------

                 (a) Operating Reports. Manager (from time to time upon Owner's
                     -----------------
reasonable request and at Owner's expense) shall prepare and deliver to Owner an operating report on an Asset-specific basis, detailing the operations of the Assets.

                 (b) Account Statements. Manager shall promptly provide Owner
                     ------------------
with a copy of each bank statement for any account opened in Manager's name pertaining to its management of the Assets upon receipt of such statement.

                 (c) Other Information. Manager (at Owner's expense) shall also
                     -----------------
furnish such other information reasonably within Manager's control pertaining to the Assets and Manager's performance under this Management Agreement as Owner may reasonably request from time to time.


                  ARTICLE V. PERSONNEL; THIRD PARTY CONTRACTS

          5.1    Personnel. Manager may hire, employ and retain a staff of
                 ---------
employees and personnel (which may include supervisory personnel with prior experience and expertise in managing and disposing of properties similar to the Assets) in Manager's business judgment sufficient to prospect, underwrite, originate, manage, collect and dispose of the Assets in accordance with this Management Agreement. Manager may utilize a portion of the time of persons employed on other projects or by Manager's Affiliates as shall be necessary to perform its duties hereunder, on a project by project basis or by partially dedicating such persons to the performance of this Management Agreement on a reasonable fractional basis. Further, Manager may (but is not obligated to) procure services from its Affiliates in order to perform Manager's responsibilities hereunder more effectively; and such Affiliate services will be chargeable to this Management Agreement as Overhead Expenses. Manager may also separately employ persons who are also employed by Owner. The rates for allocated support services will be charged to Owner as Overhead Expense based upon cost or pricing methodologies that Manager, in good faith, believes to be fair and commercially reasonable.

          5.2    Third Party Contracts. Manager, from time to time, may
                 ---------------------
enter into agreements with Third Parties (including, without limitation, with legal counsel and accountants) ("Third Party Contracts") that are necessary or
                                 ---------------------
desirable to the performance by Manager of its services under this Management Agreement. From time to time upon Owner's request, Manager shall submit for Owner's review a list of such Third Parties that Manager is then engaging on behalf of Owner. Owner shall have the right to notify Manager of any contractor that Owner desires Manager to discontinue using, and Manager shall use commercially reasonable efforts to comply with such requests in connection with the services under this Agreement. Contractors retained by Manager shall be considered approved hereunder prior to receiving any such notice of disapproval from Owner. Any legal counsel engaged by Manager with respect to the services hereunder shall be deemed to represent Manager and Owner jointly in connection with the Assets (although each of Owner and Manager hereby agree that the other may also separately engage such counsel in connection with services and activities other than those covered under this Management Agreement).

          5.3    Delegation of Duties. If Manager enters into a Third Party
                 --------------------
Contract with respect to all or part of the Assets, then (a) Manager shall not
                                                    ----
be released from its obligations to Owner with respect to the servicing and administration of the Assets in accordance with the provisions hereof, and (b) such obligations shall not be diminished by virtue of such Third Party Contract and (c) Manager shall be obligated to the same extent and under the same terms and conditions as if Manager alone were servicing and administering the Assets. Notwithstanding the foregoing, Manager may rely on the advice of independent counsel, independent public accountants, environmental engineers and other third party contractors having expertise in the matter as to which such advice or services are rendered that are selected with reasonable care by Manager, and Manager shall not be liable to Owner for any action taken in good faith in conformity with such advice.


                  ARTICLE VI. COLLECTION ACCOUNT(S) AND PROCEEDS

          6.1    Collection Accounts. During the term hereof, Owner shall
                 -------------------
open and maintain in the name of Owner one or more accounts (the "Collection
                                                                  ----------
Accounts") in a depository institution designated by Owner into which Manager
--------
shall deposit or cause to be deposited all Cash Proceeds. From the Collection Accounts, Manager will pay all expenses and cash compensation permitted hereunder. Manager shall make withdrawals from the Collection Accounts in such amounts and payable to such persons or entities as provided hereunder or as Owner otherwise designates.

          6.2    Deposits of Proceeds. Unless such funds are otherwise due
                 --------------------
to Manager under Article 7, then Manager shall use its good faith, reasonable
                            ----
efforts (a) to promptly deposit (i.e., within 1 business day after receipt by
                                 ----
Manager) all Cash Proceeds in the Collection Accounts and (b) to promptly deliver (i.e., within 1 business day of receipt by Manager) actual or
         ----
constructive possession of all other Proceeds directly to Owner. Until such time, Manager shall hold such amounts or property, in trust, for the benefit of Owner.



                           ARTICLE VII. EXPENSES AND COMPENSATION

          7.1    Expense Reimbursement.
                 ---------------------

                 (a) Reimbursable Expenses. All Reimbursable Expenses shall be
                     ---------------------
paid out of the Collection Accounts. To the extent Manager contemplates incurring a Reimbursable Expense for which insufficient monies then exist in the Collection Accounts, Owner shall pay the same to Manager (unless otherwise paid directly by Owner) within 10 Business Days of Manager's request therefor, together with such supporting documentation as Owner may reasonably request. In the event Owner disputes the amount of any Reimbursable Expenses, then (i) Owner will notify Manager within 5 Business Days after Owner's receipt
----
of the invoice or request of the amount and basis for the disputed amount, and
(ii) Owner will pay the undisputed portion within the time frame set forth above, and (iii) the Parties will work in good faith to resolve the disputed amount, in which case Owner will pay the agreed amount on the Business Day following resolution of such dispute.

                 Pending payment by Owner, Manager shall have no obligation to advance the payment of any Reimbursable Expenses, and Manager shall not be responsible for any adverse consequences of such amounts not being timely paid because of Owner's failure to advance such funds. Pending receipt of requested funds, Manager shall be entitled, without any obligation to do so, to advance Reimbursable Expenses and receive interest on any amounts so advanced at an annual rate equal to the Prime Rate plus 0.25%, provided that interest shall not be payable to Manager for any amounts advanced to pay for Reimbursable Expenses which are disputed by Owner and which are ultimately determined to not qualify as Reimbursable Expenses. Any expenses netted in the determination of Cash Proceeds shall not be also paid as Reimbursable Expenses.

                 (b) Reimbursement of Overhead Expenses. Prior to the 10th
                     ----------------------------------
business day of each month, Owner shall advance to Manager the amount that Manager reasonably estimates as its monthly Overhead Expenses. Manager shall include an adjustment for actual costs in subsequent estimates, and Owner shall advance the new estimate net of such adjustments.

          7.2    Origination and Incentive Fees.
                 ------------------------------

                 (a) Calculation and Payment. As compensation for the services
                     -----------------------
hereunder, during the term of this Management Agreement, Manager shall be entitled to 75% of all commitment, origination, amendment and other fees ("Origination Fees") received by Manager from time to time after the date hereof
  ----------------
in connection with the Assets. Moreover, as additional incentive compensation, Manager shall also be entitled to receive from Owner an incentive fee (the "Incentive Fees") equal to 30% of all gains on equity interests and 30% of all
 --------------
contingent interest, including gains and contingent interest with respect to the Initial Assets, as calculated in accordance with the formula specified in Attachment 2. The amount of Origination Fees and Incentive Fees shall be determined by Manager (which determination shall be conclusive absent manifest error) and shall be due and payable from time to time immediately upon receipt of the corresponding amounts by Owner. Owner hereby authorizes Manager to collect such amounts either directly from the payor thereof to Owner or by withdrawal from the Collection Account of the amount so determined by Manager. Upon the expiration or any termination of this Management Agreement, the amount of such fees that would be payable to Manager if Owner were to realize upon and receive the corresponding amounts on that date will be due and payable by Owner to Manager in immediately available funds.

                 (b) Fees as Compensation. Any Origination Fees or Incentive
                     --------------------
Fees paid to Manager pursuant to this Section are intended by the Parties to be compensation for services rendered under this Agreement and not to represent any ownership interest in any Asset.

                          ARTICLE VIII. INDEMNIFICATION

          8.1    Indemnification.
                 ---------------

                 (a) General.
                     -------

                     (i) By Owner. Owner agrees to indemnify and hold harmless
                         --------
    Manager and its Affiliates, successors and assigns, and all of their respective officers, directors, shareholders, employees (including "contract employees"), agents and controlling persons (collectively, "Manager
                                                                -------
    Indemnitees"), against any and all costs, losses, liabilities, demands,
    -----------
    actions, expenses (including reasonable attorneys' fees), judgments, fines, charges and amounts paid in settlement (collectively, "Losses"), which are
                                                           ------
    actually and reasonably incurred in connection with claims asserted at any time by Third Parties against any Manager Indemnitee which result from (A) any act or omission taken by a Manager Indemnitee (other than in bad faith) in conformity with Owner's consent, approval or instruction, or (B) a Manager Indemnitee's performance (or lack of performance) under this Agreement, unless, in any given instance, the Losses are the result of an act or omission of Manager constituting gross negligence, bad faith, or willful misfeasance.

                     (ii) By Manager. Manager agrees to indemnify and hold
                          ----------
    harmless Owner and its Affiliates, successors and assigns, and all of their respective officers, directors, shareholders, employees (including "contract employees"), agents and controlling persons (collectively, "Owner
                                                                          -----
    Indemnitees") against any and all Losses which are actually and reasonably
    -----------
    incurred by any Owner Indemnitee and which are a result of an act or omission by Manager to the extent such act or omission is of a type described in Section 11.3 hereof that would also permit Owner to terminate this Management Agreement (i.e., after any applicable cure periods
                               ----
    expressed therein), unless such act or omission (a) was taken (other than
                        ------
    in bad faith) in conformity with Owner's consent, approval or instruction or (b) was taken while Manager could terminate this Management Agreement under Section 11.2(a) or (b), in either of which event neither Owner nor
                  --------------
    any other Owner Indemnitee will be indemnified for such Losses in such instance under this Agreement. Notwithstanding the foregoing, Clause (a) and (b) above are not intended to exculpate Manager to the extent Manager engages in the types of activities contemplated in Section 11.3(c).

                 (b) Notice of Claims. Upon receipt by any party entitled to
                     ----------------
indemnification under this Section (an "Indemnified Party") of a complaint,
                                        -----------------
claim or other notice of any loss, claim, damage or liability giving rise to a claim for indemnification under this Section, such Indemnified Party shall promptly notify the Party (either Owner or Manager) from whom indemnification is sought (the "Indemnifying Party"); but failure to provide such notice shall not
             ------------------
relieve the Indemnifying Party from its duty to indemnify unless the Indemnifying Party is materially prejudiced by such failure and then such Party shall only be relieved to the extent actually prejudiced.

                 (c) Litigation. The Indemnifying Party agrees that it will
                     ----------
promptly pay, as incurred (or reimburse if already paid), all reasonable legal fees and expenses, and other reasonable out-of-pocket disbursements, paid by or on behalf of the Indemnified Party in defending, preparing to defend, or investigating any actual or threatened action or proceeding (including any inquiry or investigation) against the Indemnified Party, or appearing or preparing for appearance as a witness in any relevant proceeding (including any pretrial proceeding such as a deposition); provided, however, that any such reimbursement
                                  --------  -------
by the Indemnifying Party shall be repaid by the Indemnified Party if a final judgment (after all appeals or the expiration of time to appeal) is entered against such Indemnified Party finding that such Indemnified Party was not entitled to indemnification hereunder; and provided further that the
                                           -------- -------
Indemnifying Party shall not be required to make reimbursement or payment for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall have the right to participate, at its expense, in the investigation, defense and settlement of any claim covered by this Section. The Indemnified Party shall have the right to employ its own counsel in connection with all matters referred to in this Section, subject to the reasonable approval of the Indemnifying Party (which approval shall not be withheld if the Indemnified Party reasonably determines that there are separate defenses available to it in such action), and such counsel shall have the right to take charge of such matter; provided, however,
                                                            --------  -------
that the Indemnifying Party shall not be liable under this subparagraph for the fees and expenses of more than one set of counsel (in addition to any counsel employed by the Indemnifying Party, if any) in any jurisdiction for all Indemnified Parties unless a conflict of interest exists between or among the Indemnified Parties.

                  The provisions of this Section are not in lieu of, but in addition to, any other rights of any Indemnified Party or any obligation which the Indemnifying Party may otherwise have. Compliance by the Indemnifying Party with this Section shall not relieve it from any liability it may otherwise have to any Indemnified Parties and/or any Third Parties.


                          ARTICLE IX. OWNER'S INSURANCE

                  9.1 Owner's Liability Insurance. Manager may obtain for Owner
                      ---------------------------
and charge as a Reimbursable Expense such comprehensive general liability, excess liability, D&O, fidelity, and other coverages as Manager believes in good faith to be reasonably necessary or appropriate to protect the interests of Owner in connection with the ownership and operation of the Assets.


                            ARTICLE X. GOVERNING LAW

                  10.1 Governing Law. THIS MANAGEMENT AGREEMENT SHALL BE
                       -------------
GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF VIRGINIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH JURISDICTION, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES OR RULES.

                   ARTICLE XI. TERM OF AGREEMENT; TERMINATION

                  11.1 Term of Agreement. This Management Agreement shall be
                       -----------------
effective as of the date hereof and, unless sooner terminated in accordance with the terms hereof or by mutual consent of the Parties, shall continue in full force and effect until December 31, 2005. Thereafter, unless the Parties otherwise mutually agree, this Management Agreement shall be automatically renewed for successive one-year terms, unless either Party provides a notice of non-renewal to the other Party at least ninety (90) calendar days prior to the end of the then current term.

                  11.2 Termination by Manager.
                       ----------------------

                  Except in accordance with Section 11.1, Manager may only
                                                    ----
terminate this Management Agreement under the following conditions:

                  (a) If Owner, within 10 Business Days after receipt by Owner of written demand from Manager, fails or refuses to remit to Manager any fees, expenses or amounts that are required to be delivered or paid to Manager under the terms of this Management Agreement; or

                  (b) If Owner fails or refuses, in any material respect, to observe or perform any material obligation, covenant or agreement of Owner required to be observed or performed under the terms of this Management Agreement, and such failure or refusal continues unremedied for a period of 30 calendar days after receipt by Owner of written notice from Manager identifying such failure or refusal; or

                  (c) At any time upon giving written notice to Owner of Manager's intent to terminate at least one-hundred-eighty (180) calendar days before the date of such termination.

                  11.3 Termination by Owner.
                       --------------------

                  Except in accordance with Section 11.1, Owner may only
                                                    ----
terminate this Management Agreement under the following conditions:

                  (a) If Manager, within 10 Business Days after receipt by Manager of written demand from Owner, fails or refuses to remit to Owner any funds in the possession of Manager that are required by be delivered to Owner under the terms of this Management Agreement; or

                  (b) If Manager fails or refuses, in any material respect, to observe or perform any material obligation, covenant or agreement of Manager required to be observed or performed under the terms of this Management Agreement, and such failure or refusal continues unremedied for a period of 30 calendar days after receipt by Manager of written notice from Owner identifying such failure or refusal; or

                  (c) If Manager commits any act of fraud, gross negligence or willful misfeasance in the conduct of its overall duties and obligations hereunder and such act causes any liability or loss to Owner.

Manager will return Owner's files to Owner within a reasonable period of time after any such termination (such return to be at Owner's expense).


                       ARTICLE XII. CERTAIN DEFINITIONS

                  Capitalized terms used in this Agreement shall have the meanings specified in this Article XII or as defined elsewhere in this Agreement (such meanings to be equally applicable to the singular and plural forms thereof).

                  "Additional Assets" shall mean any assets added to the
                   -----------------
coverage of this Agreement pursuant to the first two sentences of Section 2.2.

                  "Affiliate" of any person or entity shall mean any person or
                   ---------
entity (i) that directly or indirectly controls, is controlled by or is under common control with such person or entity, (ii) that beneficially owns or holds 5% or more of any class of the voting securities of such person or entity or
(iii) of which 5% or more of the voting securities of such person or entity is owned or held by such person or entity or a subsidiary of such person or entity, and, when used in connection with this definition, "control" shall mean the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities of such person or entity, by contract or otherwise.

                  "Agent" shall mean Heller Financial, Inc., as agent for the
                   -----
lenders under the Credit Agreement, and its successors agents thereunder.

                  "Asset Related Expenses" shall mean all costs and expenses
                   ----------------------
reasonably incurred by Manager to identify, underwrite, analyze, originate, preserve, protect, maintain or secure the Assets or otherwise reasonably incurred in the course of Manager's performance of its services under this Agreement, or similar costs incurred directly by Owner in connection with the Assets, including without limitation, the following costs and expenses:

                           (i) Costs and expenses related to the prospecting, marketing, origination, management, servicing, collection and disposition of specific Assets, including but not limited to commissions, fees and expenses of legal, accounting, investment banking and other professional firms, the costs of defending third party claims or counterclaims against Owner or its personnel, costs of obtaining governmental or quasi-governmental licenses, permits and approvals, filing and recording fees, custodial fees, and taxes, assessments and other fees and expenses incurred by Owner that are advanced by Manager; and

                           (ii) Costs and expenses in marketing, originating, selling and otherwise disposing of the Assets; and

                           (iii) Legal fees and other costs and expenses of documentation, foreclosures, bankruptcies, lawsuits and other actions and proceedings to exercise or enforce rights and remedies relating to the Assets or the collateral therefor or to enforce obligations relating thereto; and

                           (iv) Reasonable transportation, lodging and other travel related costs incurred by Manager in performing this Agreement; and

                           (v) All capital costs, if any, with respect to the Assets, including without limitation the following: (A) advances on loans, letters of credit and other unfunded commitments relating to the Assets, including without limitation advances to protect, preserve or enhance collateral for the Assets, (B) payments to parties owning participation interests or other interests in the Assets, (C) costs of capital expenditures relating to the Assets, and (D) payments of indebtedness and other obligations secured by or relating to the Assets.

                  "Assets" shall mean the loans and other investments listed on
                   ------
Attachment 1 hereto, as modified or amended in accordance herewith from time to time, subject to addition pursuant to Section 2.2.
                                              ---

                  "Business Day" shall mean any day other than a Saturday, a
                   ------------
Sunday or a day on which banks in the Commonwealth of Virginia are authorized or obligated by law or executive order to be closed.

                  "Cash Proceeds" shall mean, with respect to any Asset, all
                   -------------
loan payments, revenues, insurance payments, receipts, cash or income of any kind, type or nature derived from such Asset.

                  "Collection Accounts" shall have the meaning specified in
                   -------------------
Section 6.1.
        ---

                  "Credit Agreement" shall mean that certain Credit Agreement
                   ----------------
dated on or about the date hereof between Owner, as borrower, and the Agent, and the Lenders as defined therein, as amended from time to time.

                  "Custodial Agreement" shall mean that certain Custodial
                   -------------------
Agreement dated on or about the date hereof between Owner, as borrower, and Custodian, as amended from time to time.

                  "Custodian" shall mean the Custodian under the Custodial
                   ---------
Agreement (initially being Riggs Bank, N.A.), and its successors custodians thereunder.

                  "Incentive Fee" shall have the meaning specified in Section
                   -------------
7.2.
---

                  "Indemnified Party" shall have the meaning specified in
                   -----------------
Section 8.1.
        ---

                  "Indemnifying Party" shall have the meaning specified in
                   ------------------
Section 8.1.
        ---

                  "Initial Assets" shall mean the initial Assets subject to this
                   --------------
Agreement as described in Section 2.1.
                                  ---

                  "Manager Indemnitees" shall have the meaning specified in
                   -------------------
Section 8.1.
        ---

                  "Origination Fee" shall have the meaning specified in Section
                   ---------------
7.2.
---

                  "Overhead Expenses" shall mean the following costs and
                   -----------------
expenses of Manager which are directly or indirectly related to or used in connection with the services provided hereunder with respect to the Owner and the Assets (which costs shall be calculated in accordance with methodologies reasonably determined by Manager), including, without limitation, the following:

                           (i) Salaries, social security and payroll taxes of employees of Manager and the benefits of such personnel charged based on the methodologies to be determined as provided above (exclusive of bonuses, incentive compensation, stock options, stock appreciation rights and similar incentive compensation and benefits), including a pro rata portion of the foregoing costs of Manager's and its Affiliates' employees that are partially dedicated to the performance of this Management Agreement as provided in Section 5.1; and
                                                             ---

                           (ii) Wages or other compensation of any contract labor; and

                           (iii) Reasonable transportation, lodging and other travel related costs incurred by Manager; and

                           (iv) All other costs and expenses reasonably incurred by Manager.

                  "Owner Indemnitees" shall have the meaning specified in
                   -----------------
         Section 8.1.
                 ---

                  "Person" shall mean an individual, a corporation, an
                   ------
association, a partnership, a limited liability company, a trust or estate, a government, whether foreign or domestic, and any agency or political subdivision thereof, or any other entity.

                  "Prime Rate" shall mean the highest Prime Rate reported from
                   ----------
time to time by the Board of Governors of the Federal Reserve System (FRB) in its H.15(519) statistical release or, if at any time such rate information is not being reported by the FRB, then the highest prime rate then being reported in, at Manager's selection, the Wall Street Journal or some other commercially
                                -------------------
recognized rate reporting system.

                  "Proceeds" shall mean all proceeds of, and all other profits,
                   --------
income or receipts, in whatever form, arising from the ownership, collection, sale, exchange, assignment or other disposition of, or realization upon, the Assets, including without limitation all claims of Owner against third parties for loss of, or for proceeds payable under, the Assets, and all interest, premiums, dividends (cash or otherwise) and other payments and distributions on or with respect to or in exchange for the Assets, in each case whether now existing or hereafter arising.

                  "Reimbursable Expenses" shall mean all Asset Related Expenses,
                   ---------------------
Overhead Expenses and any other costs and expenses otherwise authorized in writing by Owner with respect to the Owner and the Assets. Reimbursable Expenses shall also include (without duplication of expenses otherwise reimbursed to Manager hereunder) (a) Asset Related Expenses paid directly by Owner during the term hereof, (b) the legal fees and expenses Owner incurs in negotiating and closing the purchase of the Assets, (c) the other out-of-pocket costs which Owner incurs in negotiating and closing the purchase of the Assets and (d) the out-of-pocket costs and Overhead Expenses which Manager incurs in "setting-up" the servicing arrangements contemplated hereunder.

                  "Third Party Contract" shall have the meaning specified in
                   --------------------
Section 5.2.
        ---

                  "Third Parties" shall mean, with respect to a Party, all
                   -------------
persons and entities other than (a) such Party, (b) its Affiliates, successors and assigns, and (c) all of the respective officers, directors, partners, shareholders, employees (including "contract employees"), agents and controlling persons of such Party and its Affiliates, successors and assigns.



                          ARTICLE XIII. MISCELLANEOUS

                  13.1 Confidentiality. Manager agrees to treat confidentially
                       ---------------
this Management Agreement, the transactions contemplated hereby, all non-public, proprietary or confidential information concerning management and servicing of the Assets, and all documents which contain or otherwise reflect such information (collectively the "Asset Material"), in accordance with Manager's customary procedures for handling confidential information of this nature; provided, however, that nothing in this Section shall prevent Manager from
--------  -------
disclosing Asset Material (a) to any Affiliate of Manager or to any officer, director, employee, agent or adviser of Manager or any Affiliate of Manager, (b) to any other Person if reasonably incidental to the origination, underwriting, management and servicing of Assets, (c) as required by any law, rule or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to Manager other than as a result of a disclosure prohibited by this Section, (g) in connection with any litigation to which Manager or any of its Affiliates may be a party, and (h) subject to provisions substantially similar to those contained in this Section, to any actual or proposed permitted assignee of any Asset.

                  13.2 Assignment. This Management Agreement shall inure to the
                       ----------
benefit of, and shall be binding on, the Parties and their respective successors and assigns. Neither Party may assign this Management Agreement or any of its rights hereunder without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided,
                                                                     --------
however, that the consent of Owner shall not be required for an assignment of
-------
this Management Agreement by Manager to an Affiliate of Manager. Any purported assignment of this Management Agreement without the consent of the other Party, as required hereunder, shall be null and void. Any permitted assignment shall not relieve the assigning Party of its obligations hereunder, unless expressly released by the other Party. Except as expressly provided in Article and except as may otherwise be expressly provided herein, nothing expressed or referred to in this Management Agreement is intended or shall be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or in respect of this Management Agreement, or any provisions hereof, it being the intention of the Parties that this Management Agreement, the assumption of obligations and statements of responsibilities in this Management Agreement, the services and work product provided hereunder and all other conditions and provisions of this Management Agreement are for the sole and exclusive benefit of the Parties and for the benefit of no other person or entity.

                  13.3 Notices.
                       -------

                       (a) Addresses. All notices, consents or communications
                           ---------
relating to this Agreement shall be in writing and shall be delivered by hand, or sent by telecopy, facsimile, air courier or registered mail, return receipt requested, as follows:

                           (1) If to Owner, to:

                               MCG Finance Corporation
                               1100 Wilson Boulevard, Suite 800
                               Arlington, Virginia 22209
                               Attention:   President



                           (2) If to Manager, to:

                               MCG Credit Corporation
                               1100 Wilson Boulevard, Suite 800
                               Arlington, Virginia 22209
                               Attention:   President

The addresses and telecopy numbers for notifications given pursuant to this Agreement may be changed by means of a written notice given to the other Party at least 15 days prior to the effective date of such change.

                       (b) Effectiveness. Any notice or communication delivered
                           -------------
pursuant to this Section shall be deemed to have been given upon receipt.

                  13.4 Severability. If any provision of this Agreement shall be
                       ------------
determined to be invalid or unenforceable, the remaining provisions of this Management Agreement shall not be affected thereby, but shall remain in full force and effect and enforceable to the fullest extent permitted by law.

                  13.5 Headings. The headings contained in this Management
                       --------
Agreement are for convenience only and shall not affect, in any way, the meaning or interpretation of this Management Agreement.

                  13.6 Survival. Any covenant contained herein that, by its
                       --------
terms, requires performance after expiration or termination of this Management Agreement shall be enforceable notwithstanding the occurrence of any such expiration or termination.

                  13.7 Amendments; Waiver. This Management Agreement shall not
                       ------------------
be amended, consents shall not be effective, and rights hereunder shall not be waived except pursuant to a writing signed by the Party against which enforcement of such amendment, consent or waiver is sought. Neither the failure nor any delay on the part of any Party to exercise any right, power, privilege or remedy hereunder shall operate as a waiver thereof.

                  13.8 Entire Agreement. This Management Agreement sets forth
                       ----------------
the entire understanding and agreement between the Parties as to matters covered herein and supersedes any prior written or oral understanding, agreement or statement with respect thereto.

                  13.9 Expenses. Owner shall be responsible for the legal and
                       --------
other expenses incurred in the negotiation, execution and delivery of this Management Agreement.

                  13.10 Continuing Cooperation. Each Party agrees that, in good
                        ----------------------
faith, it will cooperate with the other Party to carry out the transactions contemplated by this Management Agreement and will take all actions and provide such documents and instruments as are reasonably necessary to carry out the purposes of this Management Agreement and as may be reasonably requested to better assure and confirm the respective rights and obligations of the Parties under this Management Agreement.

                  13.11 Counterparts. This Management Agreement may be executed
                        ------------
in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the Parties have executed this Management Agreement as of the date first set forth above.



                                               OWNER:

                                               MCG FINANCE CORPORATION


                                               By: /s/ Steven F. Tunney
                                               ------------------------------
                                                  Name:  Steven F. Tunney
                                                  Title: Chief Financial Officer

                                               MANAGER:

                                               MCG CREDIT CORPORATION

                                               By: /s/ Bryan J. Mitchell
                                               ------------------------------
                                                  Name:  Bryan J. Mitchell
                                                  Title: President


                                                                                           Attachment I

                                                   INITIAL ASSETS
                                                   --------------
                                                                                As of June 24,  1998
                                                                   -----------------------------------------
 FUNB Obligor #                     Customer Name                         Commitment          Outstanding
 --------------       -------------------------------------------  -------------------  --------------------
06-3711720-1          Belvoir Publications                                  1,500,000                949,000
14-1518995-1          Cambridge Information Group                           7,200,000              6,943,228
14-5555903-7          Champion Broadcasting                                 7,000,000              7,000,000
17-1230348-4          Community Media                                      10,000,000              8,574,485
21-1217676-1          DC Post Inc                                             437,545                411,807
22-3883329-6          DLM Associates, LLC                                     250,000                250,000
24-3960250-5          E Data Resources, Inc                                12,725,476              7,620,000
25-7917672-4          Entravision Communications                           14,722,500             14,722,500
26-9938258-5          Financial Technologies Int'l, LP                     17,999,990             17,999,990
34-1141104-1          GTCO Corporation                                      1,500,000                      -
32-7643049-0          Grant Broadcasting System II                         10,480,055             10,100,000
34-9397442-6          Halcyon Business Publications                         1,558,331              1,558,331
37-4811750-8          Health Communications                                   500,000                328,276
42-1924166-0          Independent Media Holdings Inc                       13,500,000             11,000,000
40-7641005-3          Interface Video                                         497,013                497,013
43-5124213-8          Jeffrey Stern and Associates                          2,740,000              2,739,594
57-4399750-3          Midwest Tower Partners                                5,000,000              1,410,000
57-5075868-1          Miles Media                                           3,500,000              3,500,000
58-0923875-0          Minnesota Publishers, Inc                            15,221,712             14,289,758
59-5771554-5          Morningstar                                           2,250,000                      -
60-4247750-2          Murphy McGinnis Media Inc                            20,733,902             20,519,093
61-0471748-3          National Information Corporation                      3,300,000              2,800,000
63-3816437-6          Online Media, Inc.                                      435,000                435,000
69-4042874-8          RAM Technologies, Inc                                 9,000,000              9,000,000
79-1788350-4          Robert N Snyder                                       1,300,000              1,300,000
84-6821320-5          Telecommunications Reports International              2,470,000              2,100,000
83-9416057-9          THE Journal LLC                                       2,965,000              2,965,000
87-9529437-3          TVDATA Technologies                                  18,000,000              6,800,000
89-6019550-4          Video Monitoring Services of America                 10,000,000              2,500,000
92-4191250-1          Wellspring Media Inc                                          -                      -
94-4729048-1          Wyoming Newspapers                                    7,002,500              7,002,500
                                                                          -----------            -----------
                                                                          203,789,023            165,315,574
                                                                          ===========            ===========

                                                                   Attachment II

                        CALCULATION OF INCENTIVE PAYMENTS
                        --------------------------------


         Amount of incentive compensation realized by MCG Finance Corporation during month is multiplied by 30% to arrive at the amount of incentive compensation due to MCG Credit Corporation. Incentive compensation is defined as all gains from warrants and equity positions in a borrower.

                COLLATERAL ASSIGNMENT OF MANAGEMENT, UNDERWRITING
                ------------------------------------------------
                             AND SERVICING AGREEMENT
                             -----------------------

         This Collateral Assignment of Management, Underwriting and Servicing Agreement (this "Agreement") is made this 24th day of June, 1998 by MCG Finance Corporation, a Delaware corporation ("Assignor") for the benefit of Heller Financial, Inc., a Delaware corporation, as Agent (as defined in the Credit Agreement described below) ("Assignee").

         Assignor has entered into a Credit Agreement of even date herewith (as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") with the Lenders and Assignee, for the benefit of Assignee and all Lenders thereunder, providing for extensions of credit and other financial accommodations to be made to Assignor by Assignee and Lenders for the purposes of acquiring and financing loans constituting the Media Portfolio. All capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the Credit Agreement.

         Assignor is a wholly owned special purpose subsidiary of MCG Credit Corporation, a Delaware corporation ("Credit Co."). Credit Co. was formed for the purpose of, among other things, originating and servicing the loans constituting the Media Portfolio. Accordingly, Assignor and Credit Co. have entered into a certain Management, Underwriting and Servicing Agreement dated as of June 24, 1998 (as amended from time to time, the "Management Agreement"), pursuant to which Credit Co. shall administer, manage and service the Media Portfolio in accordance with the Management Agreement.

         It is a condition precedent to the obligations of Agent and the Lenders under the Credit Agreement that Assignor shall have made collateral assignments contemplated by this Agreement.

         NOW, THEREFORE, FOR VALUE RECEIVED, in consideration of the foregoing recitals (which are incorporated into this Agreement as though fully set forth below) and as additional security for the Obligations, Assignor hereby collaterally transfers, assigns and conveys to Assignee, subject to the terms and conditions herein contained, all of its right, title and interest in and to the Management Agreement. Assignor and Assignee further agree as follows:

         1. Exercise of Assignee's Remedies. Assignee may exercise its rights
            -------------------------------
under this Agreement during the occurrence of an Event of Default upon prior written notice to Assignor. Immediately upon written notice to Assignor and to Credit Co. (and, in the case of Credit Co., notice will be sent in the manner provided in the Credit Agreement to Credit Co.) that Assignee is exercising its rights hereunder, Assignee shall succeed to all of Assignor's right, title and interest in and to the Management Agreement (and all of Assignor's duties and obligations thereunder, from and after the date of such exercise); provided, however, that Assignee does not hereby assume any of Assignor's obligations or duties under or in connection with the Management Agreement until and unless Assignee shall exercise its rights hereunder. Assignee shall have the absolute and unconditional right to terminate the Management Agreement without payment of any fee or penalty to the same extent Assignor would be permitted to terminate the Management Agreement under the terms thereof.

          2. Other Agreements of Assignor. Assignor has received the consent of
             ----------------------------
Assignee to this Agreement and has full power and authority to make this Agreement. The Management Agreement is in full force and effect and Assignor will make the required payments and otherwise perform its obligations thereunder. Assignor also agrees it will make no material changes in or material amendments to the Management Agreement without the express written consent of Assignee. Assignor agrees to make, execute and deliver all such further or additional instruments as may be necessary to satisfy the intents and purposes hereof and to perfect the assignment made hereby.

          3. Power of Attorney. Assignor further irrevocably appoints Assignee
             -----------------
as Assignor's attorney-in-fact to exercise, during an Event of Default under the Credit Agreement and upon notice to Assignor, any or all of Assignor's rights in, to, and under the Management Agreement, to give appropriate receipts, releases, and satisfactions on behalf of Assignor in connection with Credit Co.`s performance under the Management Agreement, and to do any or all other acts, in Assignor's name or in Assignee's own name, that Assignor could do under the Management Agreement with the same force and effect as if this Agreement had not been made.

          4. Successors And Assigns. This Agreement shall bind and inure to the
             ----------------------
benefit of the successors, assigns, legal and personal representatives, executors, administrators, heirs and other transferees of the parties hereto.

          5. Notices. Notices to Assignor shall be given as provided in the
             -------
Credit Agreement.

          6. Exculpation. This Agreement and all of Assignor's obligations
             -----------
hereunder are subject to the provisions of the Credit Agreement.

          IN WITNESS WHEREOF, Assignor has executed this Agreement as of the 24th day of June, l998.

                                             ASSIGNOR:
                                             --------

                                             MCG FINANCE CORPORATION, a Delaware
                                             corporation

                                             By: /s/ Bryan J. Mitchell
                                                ----------------------------
                                             Title: Pres/CEO
                                                   -------------------------

                        SERVICER'S CONSENT TO ASSIGNMENT

          The undersigned, MCG Credit Corporation, a Delaware corporation (the "Servicer"), acknowledges that (i) certain loans and other financial accommodations (collectively, the "Loans") are being made to MCG Finance Corporation, a Delaware corporation ("Assignor"), pursuant to that certain Credit Agreement dated as of the date hereof (as amended or modified from time to time, the "Credit Agreement") by and among Assignor, Heller Financial, Inc. and the other Lenders party thereto, (ii) Assignor and Servicer have entered into that certain Management, Underwriting and Servicing Agreement of even date herewith (as amended or modified from time to time, the "Management Agreement"), and (iii) Assignor has collaterally assigned its right, title and interest in and to the Management Agreement to Heller Financial, Inc., as Agent for the Lenders under the Credit Agreement pursuant to that certain Collateral Assignment of Management, Underwriting and Servicing Agreement of even date herewith (as amended or modified from time to time, the "Assignment"), a copy of which is attached hereto as Exhibit A (all terms defined in the Assignment or in
                            ----------
the Credit Agreement are used with the same meanings herein). Servicer acknowledges that the execution and delivery of this Servicer's Consent to Assignment (this "Agreement") is a material inducement to Assignee and Lenders to make the Loans and, without execution and delivery of this Agreement, Assignee will not make the Loans and Servicer will not have the opportunity to obtain the benefits of the Management Agreement. In consideration of the foregoing and to induce Assignee to make the Loans, Servicer hereby irrevocably agrees as follows:

         1. Servicer hereby consents to the foregoing Assignment of Assignor of the Management Agreement notwithstanding any terms to the contrary in the Management Agreement and consents to each and all of the terms and conditions thereof. Servicer hereby agrees that it shall not modify or amend the Management Agreement in any material respect without the prior written consent of Assignee.

         2. Servicer agrees that, in the event Assignee delivers written notice to Servicer that Assignee is exercising, and is then entitled to exercise, its rights under the foregoing Assignment, Servicer will continue, at Assignee's written direction, to perform services for Assignee pursuant to and in accordance with the terms of the Management Agreement, provided that Assignee pays to Servicer the fees for those services rendered to Assignee and otherwise performs the obligations of Assignor arising after the exercise by Assignee of its rights as aforesaid, in accordance with the terms of the Management Agreement, irrespective of any contrary instructions, direction or requests from Assignor and provided further that, except as provided herein to the contrary, all amounts then due and owing to Servicer under the Management Agreement are fully paid. It is expressly understood that Assignee has no obligation to exercise its rights under the foregoing Assignment or to declare an Event of Default, but that the option to exercise such rights or declare an Event of Default rests in the sole and absolute discretion of Assignee. In the event Assignee exercises its rights under the foregoing Assignment, Servicer agrees that Assignee shall have no personal obligations or liabilities under the Management Agreement or the Assignment accruing prior to Assignee's assumption, if at all, of the Management Agreement. Whether or not Assignee exercises its rights under the Assignment, Assignee shall have the absolute and unconditional right to terminate the Management Agreement without payment of any fee or penalty to the same extent Assignor would be permitted to terminate the Management Agreement under the terms thereof, in which event Assignee shall have absolutely no further obligation or liability whatsoever under the Management Agreement.

         3. As of the date hereof, Servicer represents and acknowledges that there are no defaults under the Management Agreement, no event has occurred that but for the giving of notice or the passage of time, or both, would constitute a default under the Management Agreement, it has no counterclaim, right of set-off, defense or like right against Assignor, Assignee or any Lender under the Management Agreement, the Assignment or this Agreement, and Servicer has been paid all amounts due for its services as of this date. Servicer agrees that if Assignee shall exercise all or any of its rights under the Assignment, Servicer will perform for Assignee the obligations specified to be performed by it under the Management Agreement notwithstanding any counterclaim, right of set-off, defense or like right against Assignor or Assignor's default under, or breach of, the Management Agreement, provided, however that, except as provided herein to the contrary, all fees and reimbursements then due and owing to Servicer under the Management Agreement are paid.

         4. Servicer hereby acknowledges and agrees that any fees, reimbursements or other payments in excess of those provided for in the Management Agreement or expressly permitted hereunder shall be promptly remitted to Assignee (i.e., within one business day of receipt by Manager) and shall be
             ---
held in trust for Assignee until so remitted. It is acknowledged and agreed that Servicer may charge and collect interest on expense reimbursements, fees and other costs to the extent expressly permitted under the Management Agreement and permitted hereunder.

         5. In addition to the foregoing, Servicer agrees that it will not terminate the Management Agreement or cease to perform its services thereunder for any reason, except as expressly provided in and in accordance with Sections 1.4, 11.1 and 11.2 of the Management Agreement, and, notwithstanding anything in the Management Agreement to the contrary, shall provide at least 60 days' prior written notice to Assignee of a mutual intention to terminate pursuant to
Section 11.1, 90 days' prior written notice of Servicer's intention not to automatically renew the Management Agreement under Section 11.1, and 10 days, 30 days and 180 days' prior written notice to Assignee in accordance with subsections 11.2(a), (b) and (c) respectively, in order that Assignee may or otherwise cure any default by Assignor thereunder (to the same extent Owner could so cure) or otherwise exercise its rights as described in the Assignment and this Agreement.

         6. Servicer hereby agrees that, in the event there has occurred any Event of Default under Subsection 6.1(A) of the Credit Agreement, or if the obligations have been accelerated under Subsection 6.3 of the Credit Agreement, then the aggregate amount of all Reimbursable Expenses (as defined in the Management Agreement) payable to the Servicer shall be limited to an amount not to exceed, in the aggregate in any calendar year, one-percent (l.0%) of the Media Portfolio commitments (the "Expense Cap"); provided, however, that with respect to any Asset that is in workout or other distressed situation, Reimbursable Expenses may exceed the Expense Cap by an amount equal to one-quarter of one percent (0.25%) of the commitment associated with such Asset. Until the Loans have been paid in full, the Revolving Loan Commitments have been terminated and any claim against Assignor or Assignee made by any person with respect to the Media Portfolio is extinguished, Servicer shall, from time to time, at no cost to Assignee, but only during the occurrence of an Event of Default, make available to Assignee upon written reasonable request any material or information Servicer may have regarding the management and servicing of the Media Portfolio (as defined in the Credit Agreement), and, without limiting the generality of the foregoing, Assignee shall be entitled to the benefits and rights as set forth in Sections 4.1(c) and 4.1(d) of the Management Agreement.

         7. Notwithstanding anything in the Management Agreement to the contrary, in the event of any inconsistency between the terms of this Agreement and the terms of the Management Agreement the terms of this Agreement shall prevail.

         8. The Servicer hereby agrees to deliver promptly to Assignee all Assets (and all files, records or other items relating thereto which are the property of Assignor and are in the possession of Servicer) upon the termination of the Management Agreement.

         IN WITNESS WHEREOF, Servicer has caused this Servicer's Consent to Assignment to be executed by its duly authorized representative as of the 24th day of June, 1998.


                                                     SERVICER:
                                                     --------

                                                     MCG CREDIT CORPORATION, a
                                                     Delaware corporation

                                                     By: /s/ Bryan J. Mitchell
                                                        ----------------------
                                                     Name:
                                                          --------------------